EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 6, 2005 (the “Effective Date”) between Mark S. Thompson (the “Executive”), on the one hand, and Fairchild Semiconductor International, Inc. (“FSII”), a Delaware corporation, and Fairchild Semiconductor Corporation (the “Company”), a Delaware corporation and wholly owned subsidiary of FSII, on the other hand. Except as otherwise provided herein, this Agreement replaces and supersedes in its entirety the employment agreement entered into by and between the Executive and the Company as of December 1, 2004.

For ease of reference, this Agreement is divided into the following parts:

PART 1—	DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT

(Sections 1-4)

•	Position and Duties

•	Salary

•	EFIP Bonus

•	Equity Awards

•	Other

PART 2— COMPENSATION AND BENEFITS IN CASE OF ACTUAL OR CONSTRUCTIVE TERMINATION (Sections 5-6)

•	Termination

PART 3— COMPENSATION AND BENEFITS IN CASE OF A CHANGE IN CONTROL (Section 7)

PART 4— CONFIDENTIALITY AND NON-DISCLOSURE, FORFEITURE, INTELLECTUAL PROPERTY, NON-COMPETITION AND NON-SOLICITATION, REMEDIES, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE (Sections 8-14)

•	Confidentiality and Non-Disclosure

•	Forfeiture in Case of Certain Events

•	Non-Competition and Non-Solicitation

•	Miscellaneous

Terms

For good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, FSII, the Company and the Executive, intending to be legally bound, agree as follows:

PART 1 Section 1.	DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT Term of Agreement; Termination of Employment

(a)	Unless sooner terminated as provided in this Agreement, the term of this Agreement will begin on the Effective Date and will end on the third anniversary of the Effective Date (the “Initial Term”). Upon the first and each subsequent anniversary of the Effective Date, the term of this Agreement will be automatically extended so as to end three years after the date of such anniversary (each such three-year period, a “Renewal Term”) unless, prior to such anniversary, either the Company or the Executive gives the other written notice of non-renewal. The Initial Term and any Renewal Terms are collectively referred to as the “Term”.

(b)	Subject to the other terms of this Agreement, including those in Part 2, either the Company or the Executive may terminate the Executive’s employment with the Company at any time and for any reason or no reason upon written notice to the other party, with effect as of the subsequent date specified in such notice.

Section 2. Duties and Scope of Employment

(a)	Position. As of the date of the 2005 annual stockholders’ meeting (the “Stockholders’ Meeting Date”) of FSII, each of FSII and the Company will employ the Executive in the position of President and Chief Executive Officer, reporting to the board of directors of FSII and the Company, respectively. As of the Stockholders’ Meeting Date, the Executive will be appointed as a member of the board of directors of FSII (the “Board”) and the board of directors of the Company, which will be comprised of the same members as the Board. Until the Stockholders’ Meeting Date, the Executive shall continue to be employed in the positions and have the responsibilities he held immediately prior to the Effective Date.

(b)	Obligations. The Executive shall have such duties, responsibilities and authority as customarily held or exercised by a President and CEO of a public corporation, including but not limited to general supervision over all of the business, operations and other affairs of FSII and the Company and sole supervisory authority over all of the executive officers of FSII the Company, subject to the oversight of the Board. During the Term, the Executive shall devote the Executive’s full business efforts and time to the business and affairs of the Company as needed to carry out his duties and responsibilities hereunder. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable, religious or other non-profit activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, provided that those activities do not interfere or conflict with the Executive’s duties or responsibilities to the Company.

Section 3. Base Compensation

While employed hereunder, the Company shall pay the Executive, as compensation for services, a base salary of at least $630,000 per year. Salary increases will be considered after the first anniversary of the Effective Date, or sooner in the discretion of the Board or its compensation committee, so as to be competitive with compensation paid to similarly situated CEOs and on a basis consistent with Company policies.

Section 4. Other Compensation

(a)	EFIP. While employed hereunder, the Executive will be enrolled in the Enhanced Fairchild Incentive Plan (EFIP), at a participation level of at least 150%. By way of example only, if an EFIP bonus is paid at the 100% target level, the Executive would receive a bonus equal to 150% of his qualified earnings under EFIP during the measurement period. Notwithstanding the foregoing, the Executive shall remain entitled to any bonus commitment contained in his employment agreement dated December 1, 2004.

(b) Equity Awards.

(A)	Promotion Grants. The Executive shall receive a grant of 45,000 FSII deferred stock units (“DSUs”), a grant of 46,000 FSII performance shares (“Performance Shares”) and a grant of options to purchase 275,000 shares of FSII common stock (“Options”), subject to the following terms (collectively, the “Promotion Grants”). The Promotion Grants will be made under the Fairchild Semiconductor Stock Plan as such plan may be amended from time to time (the “Plan”) and standard executive forms of agreements (the “Equity Award Agreements”) as in effect on the date of the Promotion Grants, the terms of which shall be consistent with the terms hereof. The Promotion Grants are subject to FSII stockholder approval of certain amendments to the Plan at FSII’s 2005 annual stockholders’ meeting. If such approval is not obtained the Company and the Executive shall renegotiate the terms of this Agreement in good faith so as to provide a similar measure of total compensation as contemplated herein. The grant date or dates for the Promotion Grants will be the same date or dates as the date or dates of annual stock option (in the case of the DSUs and Options) and performance share (in the case of the Performance Shares) grants to other executive officers and key employees under the Plan, and in any case will not be later than July 15, 2005. The DSUs will vest in one-third increments on each of the first three anniversaries of the grant date, if in each case the Executive remains employed by the Company under this Agreement on such anniversary, and vested DSUs must be settled by delivery of stock promptly following the earliest to occur of (i) the Executive’s death, (ii) the Executive’s disability (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), (iii) termination of the Executive’s employment, subject to Section 8(d), or (iv) a date chosen by the Executive at the time of grant, which chosen date must be at least three years after the grant date. The Options will vest in one-quarter increments on each of the first four anniversaries of the grant date, if in each case the Executive remains employed by the Company under this Agreement on such anniversary. The actual number of shares of stock issued under the Performance Shares will be determined in accordance with the Plan and terms generally applicable to 2005 performance share grants to executive officers of the Company, and the Performance Shares will vest over the period from their grant to February 2008, subject to the Plan and other terms of this Agreement. The Executive will be solely responsible for any taxes associated with the receipt, vesting, exercise or delivery of shares or cash under the Promotion Grants, and the Company will make appropriate withholdings from any distributions of shares or cash thereunder.

(C)	No Eligibility for Other Grants in 2005. A portion of the Promotion Grants are made in lieu of any that would otherwise be made to the Executive as part of the Company’s annual grant program for 2005, and, accordingly, the Executive shall not receive any grants of DSUs or options under such program in 2005, other than the Promotion Grants. The Executive will be eligible to receive additional awards that the Company may undertake under any other program, with respect to the Executive or otherwise, in 2005.

(D)	Additional Grants After 2005. So long as he is employed by the Company after 2005, the Executive shall receive grants of stock options, performance shares and other equity-based awards, subject to the applicable Company plans governing such awards, and covering a number of shares as recommended by compensation consultants and determined by the compensation committee of the Board. Since a portion of the Promotion Grants are made in connection with the Executive’s promotion to President and CEO, future annual awards may be smaller than the Promotion Grants.

(c)	Tax and Financial Planning Assistance. The Executive will be entitled to receive up to $15,000 per year in supplemental life insurance premiums, non-reimbursed medical expenses and personal tax services at the Company’s expense and on a tax-assisted (or “fully grossed-up”) basis.

(d)	Other Benefits. The Executive will be entitled to participate in Company-paid executive long-term disability insurance, Company-paid executive long-term care insurance, and Company-paid basic life insurance programs, and to participate in the Company’s health insurance, dental insurance, vision care, short-term disability and personal savings (including 401(k) and 401(k) benefit restoration) plans, as well as other benefit plans and fringe benefits and perquisites available to senior executives of the Company. Additionally, while employed hereunder, the Executive shall be reimbursed (or the Company shall directly pay) for the leasing, maintenance, insurance and operational costs for an automobile of his choosing and approved by the Company, up to $2,000 per month, net of taxes. To the extent any of the payments, perquisites or benefits under this Section 4(d) are taxable to the Executive, they will be provided on a tax-assisted (or “fully grossed-up”) basis.

(e)	Paid Vacation. While employed hereunder, the Executive shall be entitled to a minimum of five weeks paid vacation per calendar year, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.

(f)	Business Expenses and Travel. While employed hereunder, the Executive shall be authorized to incur and shall be reimbursed for all necessary and reasonable travel, entertainment and other business expenses in connection with the Executive’s duties hereunder.

(g)	Retirement. If the Executive retires upon or following the third anniversary of the Effective Date and does not engage, and has no intention of engaging, in full-time employment with a for-profit business enterprise (“Retires” or takes “Retirement”), or if, upon or following such anniversary, the Company terminates the Executive’s employment for any reason other than Cause (including as a result of his death or Disability) or the Executive terminates his employment for Good Reason, then the Executive’s stock option and other equity awards shall fully vest or be otherwise affected as if Section 7(a)(2) were effective with respect thereto. For purposes of this Agreement and the retirement-related vesting provisions of equity compensation under any equity compensation plans or agreements of the Company, or with respect to any other benefit relating to retirement, the Executive shall be deemed to have qualified for retirement under any applicable definition thereof, if he is an employee in good standing on or after three years from the Effective Date, regardless of age.

(h)	Legal Fee Reimbursement. The Company agrees to directly pay Executive’s reasonable advisory and legal fees associated with entering into this Agreement, up to $5,000, upon receiving invoices for such services. In the event of one or more disputes regarding this Agreement or any other agreement relating to Executive’s employment with the Company or its successor that arises on or after the occurrence of a Change in Control (as defined in Section 7 hereof), the Company or its successor agrees to pay all of Executive’s legal fees and expenses associated with such disputes.

(i)	Indemnification. Executive shall receive indemnification as a corporate officer and director of the Company to the maximum extent extended to the other officers and directors of the Company. Following the termination of Executive’s employment or directorship for any reason, the Company agrees to honor the indemnification agreement previously entered into with Executive.

PART 2 Section 5.	COMPENSATION AND BENEFITS IN CASE OF TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OUTSIDE OF A CHANGE OF CONTROL Terminations and Related Definitions

Part 2 of the Agreement, consisting of Sections 5 and 6, describes the benefits and compensation, if any, payable in case of certain terminations of employment prior to six months before a Change in Control and more than twelve months after a Change in Control.

In this Agreement,

(a)	“Cause” means (1) a willful failure by the Executive to substantially perform the Executive’s duties under this Agreement, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, (2) a willful act by the Executive that constitutes gross misconduct and that is materially injurious to the Company, (3) a willful breach by the Executive of a material provision of this Agreement (including Sections 8 or 10) or (4) a material and willful violation of a federal, state or foreign law or regulation applicable to the business of the Company that is materially and demonstrably injurious to the Company, provided that no act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest; and provided, further, that, if the failure, act, breach or other basis for finding Cause under this Agreement is capable of being cured without material injury to the Company, then no finding of Cause shall be made unless the Executive has failed to cure such failure, act, breach or other basis within 30 days after receiving written notice thereof from the Company, and

(b)	“Disability” means that the Executive, at the time the notice is given, has been unable to perform the Executive’s duties under this Agreement for a period of not less than six consecutive months as a result of the Executive’s incapacity due to physical or mental illness, and

(c)	“Good Reason” means any of the following or as otherwise provided in this Agreement: (1) a reduction in the Executive’s base salary other than as part of a broader executive pay reduction, (2) a reduction in the Executive’s incentive compensation (EFIP) participation level other than as part of a broader executive reduction, (3) a material change in the employment benefits available to the Executive, if such change does not similarly affect all employees of the Company eligible for such benefits, (4) a material reduction in Executive’s duties, responsibilities or authority as then in effect, (5) a requirement to relocate, except for office relocations that would not increase the Executive’s one-way commuting distance by more than 35 miles, or (6) failure to recommend the Executive for re-election to the Board to the FSII’s stockholders when his Board term expires or to re-election to the board of directors of the Company.

Section 6. Termination By Company Without Cause or By Executive for Good Reason

(a) Severance. If the Company terminates the Executive’s employment for any reason other than Cause (including as a result of the Executive’s death or Disability), or if the Executive terminates his employment for Good Reason, then, provided the Executive (or his legal representative, if applicable) executes the release of claims described in Section 6(b), and subject to Section 6(c), then the Company will promptly pay the Executive, in a lump sum, an amount equal to two times the sum of (i) the Executive’s base salary in effect on such termination date and (ii) the amount of the bonus the Executive would receive under the Company’s Enhanced Fairchild Incentive Program (EFIP), assuming a 100% payout based on the Executive’s base salary and EFIP incentive level in effect immediately prior to such termination (whether or not such a bonus has been or is expected to be paid to other executives or employees of the Company for the fiscal period in which such termination occurs). If EFIP bonuses are later paid to EFIP participants at a level higher than 100% in respect of the last fiscal period during which the Executive had been employed by the Company, then the Company shall pay the Executive two times the difference between the amount that would have been paid to the Executive had the Executive remained employed by the Company, and been entitled to receive such bonus, and the amount determined under clause (ii) above. If at the time of such a termination the EFIP program has been discontinued or replaced, then the amount payable under clause (ii) above shall be the target or actual amount that the Executive is entitled to receive under any incentive bonus program in which he is then participating. The Executive will be responsible for all taxes relating to such payments and the Company will make all required withholdings of all such taxes. In addition, any of the 50,000 deferred stock units awarded to the Executive in connection with his hiring by the Company in 2004 that are outstanding as of the date of such termination, and which are not then vested, shall become fully vested and shall be considered to be earned and payable in full, and any deferral or other restrictions on such DSUs shall lapse and such DSUs shall be settled as promptly as is practicable following such termination. The Executive will be responsible for all taxes relating to such payments and vesting and the Company will make all required withholdings of all such taxes. In addition, the Company will provide continued medical benefits for the Executive and his eligible dependents, under COBRA coverage, at the Company’s expense for two years following the effective date of such termination. At the time of such termination, the Company shall pay the Executive in cash for all accrued and unused vacation time.

(b)	Release of Claims. As a condition to the receipt of the payments and benefits described in Section 6(a), the Executive (or his legal representative, if applicable) shall be required to execute a release of all claims arising out of the Executive’s employment or the termination thereof, including any claim of discrimination under U.S. state or federal law or any non-U.S. law, but excluding claims for indemnification from the Company under any indemnification agreement with the Company, its certificate of incorporation or bylaws, or claims under applicable directors’ and officers’ insurance policies. If the Executive executes such a release, then the Company shall release the Executive from all claims arising out of the Executive’s employment with the Company, other than (i) any claims arising (before or after termination) under Sections 8 or 10 of this Agreement and (ii) any claims arising (before or after termination) from any violation by the Executive of any law or regulation.

(c)	Conditions to Receipt of Payments. Without limiting the Company’s other rights or remedies in the even of the Executive’s breach of any provision of this Agreement, the obligation of the Company to provide the payments described in this Section 6 is subject to the Executive’s continuing compliance with Sections 8 and 10 during and after the Term, and also is subject to the related provisions of Section 11.

(d)	No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 6, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source.

PART 3 Section 7.	COMPENSATION AND BENEFITS IN CASE OF A CHANGE IN CONTROL Change in Control

(a)	Payment; Vesting of Equity Awards. If the Executive’s employment is terminated by the Company other than for Cause (including as a result of the Executive’s death or Disability), or by the Executive for Good Reason, in either case within the time period beginning six months before the Change in Control and ending 12 months after the Change in Control, then

(1)	the Company will promptly pay the Executive, in a lump sum, an amount equal to three times the sum of (i) the Executive’s base salary in effect on such termination date and (ii) the amount of the bonus the Executive would receive under the Company’s Enhanced Fairchild Incentive Program (EFIP), assuming a 100% payout based on the Executive’s base salary and EFIP incentive level in effect immediately prior to such termination (whether or not such a bonus has been or is expected to be paid to other executives or employees of the Company for the fiscal period in which such termination occurs). If EFIP bonuses are later paid to EFIP participants at a level higher than 100% in respect of the last fiscal period during which the Executive had been employed by the Company, then the Company shall pay the Executive three times the difference between the amount that would have been paid to the Executive had the Executive remained employed by the Company, and been entitled to receive such bonus, and the amount determined under clause (ii) above. If at the time of such a termination the EFIP program has been discontinued or replaced, then the amounts payable under clause (ii) above and the preceding sentence shall be the maximum amounts that the Executive is entitled to receive under any incentive bonus program in which he is then participating; and

(2)	any stock options and stock appreciation rights granted to the Executive that are outstanding as of the date of such termination, and which are not then vested, shall become fully vested, and all stock options of the Executive shall remain vested and exercisable for the full remaining term or terms thereof; and any restrictions and deferral limitations applicable to any performance shares or other restricted stock awards granted to the Executive that are outstanding as of the date of such termination shall lapse, and such awards shall become free of all restrictions and become fully vested and transferable; and all deferred stock units granted to the Executive that are outstanding as of the date such termination shall be considered to be earned and payable in full, and any deferral or other restrictions shall lapse and such deferred stock units shall be settled as promptly as is practicable following such termination. The Executive will be responsible for all taxes relating to such payments and vesting and the Company will make all required withholdings of all such taxes.

(b)	Parachute Payment Full Gross-Up. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section 7(b) shall be made in writing by the Company’s independent registered public accounting firm (as retained by the Company prior to the Change in Control) (the “Accountants”). For purposes of making the calculations required by this Section 7(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7(b).

(c)	Definition. A “Change in Control” means the happening of any of the following events (for purposes of this Section 7 only, the “Company” means FSII, and not any of its subsidiaries) in one or a series of related transactions:

(1)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (any of which, a “Person”) resulting in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) Any acquisition by the Company, (C) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) Any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (ii) of Section 7(b)(3); or

(2)	A change in the composition of the board of directors of the Company (the “Board”) such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(3)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (or equity interests), and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable), as the case may be, of the entity resulting from such Corporate Transaction (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock (or equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (or equivalent governing body, if applicable) except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Corporate Transaction; or

(4)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(d)	Any obligation of the Company under this Section 7 will survive any termination of this Agreement.

PART 4 Section 8.	CONFIDENTIALITY AND NON-DISCLOSURE, FORFEITURE, INTELLECTUAL PROPERTY, NON-COMPETITION AND NON-SOLICITATION, REMEDIES, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE Confidential Information

(a)	Acknowledgement. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and that, as a result of the Executive’s employment, the Executive will be in a relationship of confidence and trust with the Company and will come into possession of Confidential Information (as defined below) that is (1) owned or controlled by the Company, (2) in the possession of the Company and belonging to third parties or (3) conceived, originated, discovered or developed, in whole or in part, by the Executive. “Confidential Information” means trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not the Executive’s work product, in written, graphic, oral or other tangible or intangible forms, including specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, ID’s or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any Confidential Information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Company advises the Executive otherwise in writing.

(b)	Nondisclosure. The Executive agrees that the Executive will not, without the prior written consent of the Company, directly or indirectly, use or disclose Confidential Information to any person, during or after the Executive’s employment, except as may be necessary in the ordinary course of performing the Executive’s duties under this Agreement. The Executive will keep the Confidential Information in strictest confidence and trust. This Section 8(b) shall apply indefinitely, both during and after the Term.

(c)	Surrender Upon Termination. The Executive agrees that in the event of the termination of the Executive’s employment for any reason, at any time, the Executive will immediately deliver to the Company all property belonging to the Company, including documents and materials of any nature pertaining to the Executive’s work with the Company, and will not take with the Executive any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information. It is understood that the Executive is free to use information that is in the public domain, but not as a result of a breach of this Agreement

(d)	Forfeiture in Certain Events. The Company may, in its sole discretion, in the event of (i) any termination of employment of the Executive for Cause, (ii) any material breach by the Executive of Section 10 following his termination of employment for any reason or (iii) following a material breach of Section 10 and any finding of the invalidity or unenforceability of Section 10 as further provided in Section 11, (A) cancel any outstanding award of stock options, restricted stock, deferred stock units or other award granted to the Executive under a Company plan or otherwise (an “Award”), in whole or in part, whether or not vested or deferred, such cancellation to be effective as of a date specified in written notice to the Executive, which date shall be no earlier than the date such notice is given, or (B) following the exercise or payment of an Award, the Company may require the Executive to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Such repayment obligation shall be effective upon notice of demand thereof to Executive, and repayment shall be due and payable to the Company as of a date which is at least 30 days after the Executive receives such notice, which notice may provide for an offset to any future payments owed by the Company or any subsidiary to the Executive if necessary to satisfy the repayment obligation. Any determinations under this paragraph will be made by the Company in good faith and in its sole discretion. This Section 8(d) shall apply during and following the Term of this Agreement, but shall have no application following a Change in Control.

Section 9. Assignment of Rights of Intellectual Property

The Executive will promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive will execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company and its affiliates to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal businesses hours or on or off Company premises) during the Executive’s employment with the Company that relate to any business, venture or activity being conducted or proposed to be conducted by the Company or its subsidiaries at any time during the term of the Executive’s employment with the Company.

Section 10. Restrictions on Activities of the Executive

(a)	Acknowledgments. The Executive agrees that he is being employed under this Agreement in a key management capacity with the Company, that the Company is engaged in a highly competitive business and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Executive further agrees that reasonable limits may be placed on his ability to compete against the Company and its affiliates as provided in this Agreement so as to protect and preserve their legitimate business interests and goodwill.

(b) Agreement Not to Compete or Solicit.

(1)	During the Non-Competition Period (as defined below), the Executive will not engage or participate in, directly or indirectly, as principal, agent, employee, corporation, consultant, investor or partner, or assist in the management of, any business which is Competitive with the Company (as defined below).

(2)	During the Non-Competition Period, the Executive will not, directly or indirectly, through any other entity, solicit for hire any officer, director, consultant, executive or employee of the Company or any of its affiliates during his or her engagement with the Company or such affiliate. During the Non-Competition Period, the Executive will not call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates any of their customers or suppliers or potential customers or suppliers of whose names he was aware during his term of employment (other than customers or suppliers or potential customers or suppliers contacted by the Executive solely in connection with a business that is not Competitive with the Company).

(3)	The “Non-Competition Period” means the period during which Executive is employed by the Company and the following 12 months.

(4)	A business shall be considered “Competitive with the Company” if it is engaged in any business, venture or activity in the Restricted Area (as defined below) which competes or plans to compete with any business, venture or activity being conducted or actively and specifically planned to be conducted within the Non-Competition Period (as evidence by the Company’s internal written business plans or memoranda) by the Company, or any group, division or affiliate of the Company, at the date the Executive’s employment under this Agreement is terminated.

(5)	The “Restricted Area” means the United States of America and any other country where the Company, or any group, division or affiliate of the Company, is conducting, or has proposed to conduct within the Non-Competition Period (as evidenced by the Company’s internal written business plans or memoranda), any business, venture or activity, at the date the Executive’s employment under this Agreement is terminated.

(6)	Notwithstanding the provisions of this Section 10, the parties agree that (A) ownership of not more than three percent (3%) of the voting stock of any publicly held corporation or one percent (1%) of the voting stock of a privately held corporation or other entity, shall not, of itself, constitute a violation of this Section 10 and (B) working as an employee of an entity that has a stand-alone division or business unit which is Competitive with the Company shall not, of itself, constitute a violation of this Section 10 if the Executive is not, in any way (directly or indirectly, as principal, agent, employee, corporation, consultant, advisor, investor or partner), responsible for, compensated with respect to, or involved in the activities of such stand-alone division or business unit and does not (directly or indirectly) provide information or assistance to such stand-alone division or business unit.

Section 11. Remedies

It is specifically understood and agreed that any breach of the provisions of Section 8 or 10 of this Agreement would likely result in irreparable injury to the Company and that the remedy at law alone would be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages. Without limiting the generality of the foregoing provisions of this Section 11, it is understood and agreed that the Promotion Grants under Section 4(b) and the Company’s promise to provide the severance payments and other benefits described in Section 6(a) are made subject to the condition that (i) the Executive’s obligations under Section 10 are and will remain specifically enforceable against the Executive in accordance with those sections and (ii) if, in an action by the Company against the Executive for the breach or alleged breach of Section 10, a court of competent jurisdiction finds that all or any part of those sections is invalid or unenforceable for any reason, then the Company may, without limiting its other remedies at law or equity, enforce all of the remedies available to it under this Agreement, including without limitation the remedies described in Section 8(d).

Section 12. Severable Provisions

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration of scope thereof, the parties hereby agree that such court, in making such determination, shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and that this Agreement in its reduced form shall be valid and enforceable to the fullest extent permitted by law.

Section 13. Successors

(a)	Company’s Successors. The Company will require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company’s failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Executive to all of the compensation and benefits to which the Executive would have been entitled under this Agreement if the Company had terminated the Executive’s employment for any reason other than Cause, on the date when such succession becomes effective. For all purposes under this Agreement, except as otherwise provided in this Agreement, the term “Company” shall include any successor to the Company’s business or assets that executes and delivers the assumption agreement described in this Section 13(a), or that becomes bound by this Agreement by operation of law.

(b)	Executive’s Successors. This Agreement and all rights of the Executive under this Agreement shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 14. General Provisions

(a)	Amendment; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)	Whole Agreement; Interpretation. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. The reference table on the first page and the headings in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The word “or” is used in its non-exclusive sense. Unless otherwise stated, the word “including” should be read to mean “including without limitation” and does not limit the preceding words or terms. All references to “Sections” or other provisions in this Agreement are to the corresponding Sections or provisions in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(c)	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by U.S. registered or certified mail, return receipt requested, or sent by a documented overnight courier service. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address maintained in the Company’s records. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Chairman of the Board of Directors, with a required copy to the attention of the Corporate Secretary.

(d)	Setoff. The Company may set off against any payments owed to the Executive under this Agreement any debt or obligation of the Executive owed to the Company.

(e)	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maine, irrespective of Maine’s choice-of-law principles.

(f)	Arbitration. Except as otherwise provided with respect to the enforcement of Sections 8 and 10, any dispute or controversy arising out of the Executive’s employment or the termination thereof, including any claim of discrimination under U.S. (state or federal) or non-U.S. law, shall be settled exclusively by arbitration in Portland, Maine, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(g)	No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 14(g) shall be void.

(h)	Limitation of Remedies. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, including under the severance policies of the Company or any subsidiary.

(i)	Taxes. Except where specified in this Agreement as “tax protected” or subject to a gross-up, all payments made pursuant to this Agreement shall be subject to withholding of applicable taxes. This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Internal Revenue Code section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”). In the event that any additional taxes or interest are due and payable from Executive to the Internal Revenue Service under Code Section 409A as a result of any payments or benefits payable hereunder, the Company shall provide Executive with additional payments so that Executive is fully grossed-up with the respect to the Code Section 409A payments.

(j)	Discharge of Responsibility. The payments and other benefits under this Agreement, when made in accordance with the terms of this Agreement, shall fully discharge all responsibilities of the Company to the Executive that existed at the time of termination of the Executive’s employment.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of each of FSII and the Company, by its duly authorized officer, as of the day and year first above written. The Executive has consulted, or has had the opportunity to consult, with counsel (who is other than the Company’s counsel) prior to execution of this Agreement.

EXECUTIVE

/s/ Mark S. Thompson

Mark S. Thompson

FAIRCHILD SEMICONDUCTOR
INTERNATIONAL, INC.

By: /s/ Kirk P. Pond

Kirk P. Pond

Chairman of the Board of Directors

FAIRCHILD SEMICONDUCTOR
CORPORATION

By: /s/ Kirk P. Pond

Kirk P. Pond

Chairman of the Board of Directors